AMENDMENT NO. 1
TO THE
FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TXO ENERGY GP, LLC

This AMENDMENT NO. 1 (this “Amendment”) is made on May 8, 2023 to that certain First Amended and Restated Limited Liability Company Agreement of TXO Energy GP, LLC (the “Company”), dated January 31, 2023, (“Company Agreement”), by MorningStar Oil & Gas, LLC, a Delaware limited partnership, in its capacity as sole member (the “Member”) of the Company. Capitalized words and phrases used in this Amendment but not defined herein shall have the meanings set forth in the Company Agreement.
R E C I T A L S:
WHEREAS, the Member entered into the Company Agreement on January 31, 2023;
WHEREAS, the Member now desires to amend the Company Agreement in accordance with Section 13.4 of the Company Agreement, as described herein; and
WHEREAS, the Member has determined that, pursuant to the Act and to Section 13.4 of the Company Agreement, no other consents or actions are required to effect this Amendment.
NOW THEREFORE:
1.Section 2.2 of the Company Agreement is hereby amended and restated in its entirety as follows:
“Name. The name of the Company is “TXO Partners GP, LLC”. The Company was initially formed as “TXO Energy GP, LLC” pursuant to the filing of a Certificate of Formation of the Company on November 9, 2022, but subsequently changed its name to “TXO Partners GP, LLC” by a Certificate of Amendment to Certificate of Formation of the Company filed on May 8, 2023.”
2.All additional references in the Company Agreement to “TXO Energy GP, LLC” are hereby changed to “TXO Partners GP, LLC”, and all references in the Company Agreement to “TXO Energy Partners, L.P.” are hereby changed to “TXO Partners, L.P.”
3.Authorization. Brent W. Clum as an “authorized person” of the Company within the meaning of the Act, executed, delivered and filed with the Secretary of State the Certificate of Amendment to Certificate of Formation of the Company (the “Certificate of Amendment”) referenced in the text of the first resolution above, and such execution, delivery and filing of the Certificate of Amendment are hereby ratified in all respects.
4.Severability. If any provision of this Amendment shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
5.Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without regards to principles of conflict of laws).

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6.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
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IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Amendment on the date first written above.

MEMBER:

MORNINGSTAR OIL & GAS, LLC

By: /s/ Brent W. Clum
Name: Brent W. Clum
Title: President of Business Operations and Chief Financial Officer
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